Exhibit 10.39
CONSULTING SERVICES AGREEMENT
     This Agreement (this “Agreement”) is made as of February 20, 2012, by and between Anthony H. Barone (“Consultant”) and Nationstar Mortgage LLC (“Company”).
     WHEREAS, Company desires that Consultant provide Company with consulting services and advice with respect to the business, operations and finances of Company, FIF HE Holdings LLC (“FIF”) and their respective subsidiaries, including, without limitation, at the request of Company, serving as a member of the board of directors or board of managers of Company, FIF and/or any of their respective subsidiaries (the “Services”); and
     WHEREAS, Consultant, in consideration of the payment by Company of the Consultant Fee as specified herein and for other consideration discussed herein, is willing to provide such Services.
     NOW THEREFORE, Consultant and Company agree that the following terms and conditions will govern the provision by Consultant to Company of the Services described in this Agreement.
1. SERVICES TO BE PROVIDED
     1.1 Consultant agrees to provide Company with Services during the Term (as defined in Section 4.1) as may reasonably be requested from time to time by Company in connection with its business activities.
     1.2 As and when requested, Consultant will agree to serve and will serve on the board of directors or board of managers of Company, FIF and/or any of their respective subsidiaries, and any their respective committees, and, if so requested by any such entity, Consultant will serve as chairman of the board of directors or board of managers of such entity. With respect to the foregoing, Consultant shall have such duties and responsibilities that are customary for a member of or chairman of any such board of directors, board of managers or committee, including but not limited to attendance at board and committee meetings and participation on related telephone conference calls. Promptly upon the request of Company, Consultant shall take all necessary actions to resign from any and all such director positions.
     1.3 Upon termination of this Agreement for any reason, unless requested otherwise by Company, Consultant shall resign each position (if any) that Consultant then holds as a member of the board of directors or board of managers of FIF, Company or any of their respective affiliates. Consultant’s execution of this Agreement shall be deemed to be a grant by Consultant to the officers of Company and its affiliates of a limited power of attorney to sign in Consultant’s name and on Consultant’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating any of the resignations contemplated by Section 1.2 or Section 1.3.
2. FEES, BENEFITS AND EXPENSE REIMBURSEMENT
     2.1 Company agrees to pay Consultant an annual fee of $500,000 (the “Consultant Fee”). The Consultant Fee will be payable twice per month upon submission of an invoice for services rendered in performance of this Agreement.

     2.2 In addition to the Consultant Fee, for each calendar year ending during the Term, Company may, in its sole and absolute discretion, pay an annual bonus to Consultant. Any annual bonus granted hereunder shall be paid to Consultant on or before March 15 of the calendar year following the year in respect to which such annual bonus is granted, provided that Consultant is providing Services hereunder on the applicable payment date and has not given any notice of termination to Company or received any notice of termination from Company as of such date.
     2.3 During the Term, Consultant shall be eligible to participate in the Company’s medical, dental and vision plans subject to and in accordance with the applicable limitations and requirements imposed by the terms of the documents governing such benefits, as from time to time in effect. Nothing, however, shall require Company to maintain any benefit, plan or arrangement or provide any type or level of benefits to Company’s employees.
     2.4 Consultant acknowledges and agrees that he shall not be entitled to receive any additional fees, payments or other consideration, including equity or other securities, from Company, FIF or any of their affiliates in the event that Consultant serves on the board of directors or board of managers of any of the foregoing during the Term, except to the extent that any such entity otherwise expressly agrees.
     2.5 Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant which are directly related to the provision of the Services; provided, however, that all such expenses shall be pre-approved by Company and shall be evidenced by written receipts and submitted in writing.
     2.6 If Consultant is asked to be a member of the board of directors or board of managers of any company which has publicly-traded equity securities, then Consultant will be provided the opportunity to enter into an indemnification agreement in form and substance the same as indemnification agreements offered to other members of the board of directors or board of managers of such company. To the extent that Consultant is asked to be a member of the board of directors or board of managers of a company which does not have any publicly-traded equity securities, then Company shall ensure that any such company will indemnify Consultant to the fullest extent permitted by such company’s organizational documents in effect from time to time.
3. CONFIDENTIALITY
     All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of Company or any of its affiliates shall belong to Company and shall be given up to Company whenever Company requires Consultant to do so. Consultant agrees that Consultant shall not at any time during the Term or thereafter, without Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form (including, without limitation, (i) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (ii) any Proprietary Information (as defined below)), concerning Company’s or any of its affiliates’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Consultant utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Consultant’s engagement hereunder. Consultant hereby confirms that all Confidential Information constitutes Company’s exclusive property, and that all of the restrictions on Consultant’s activities contained in this Agreement and such other nondisclosure policies of Company are required for Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. These confidentiality provisions shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with Company or any of its affiliates.
     Consultant agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, in connection with the provision of Services hereunder (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement and (ii) general business knowledge and work skills of Consultant, even if developed or improved by Consultant while providing Services hereunder. All such Proprietary Information shall be the exclusive property of Company and is hereby assigned by Consultant to Company. Consultant’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 3 shall continue beyond the end of the Term and Consultant shall, at Company’s expense, give Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information. In addition, Consultant agrees that he will not disclose to or use on behalf of Company any proprietary information of a third party without that party’s consent.
4. TERM; TERMINATION
     4.1 This Agreement shall commence on the date first written above and shall terminate upon the earliest to occur of (a) the 30th day after delivery of written notice of termination from one party to the other party (except as otherwise provided in clause (b)), (b) delivery from Company to Consultant of written notice of termination for Cause (as defined in Section 4.4), (c) the failure of Consultant to execute the release contemplated by the letter agreement, dated as of February 20, 2012, by and among Consultant, FIF and Company (the “Letter Agreement”), within the time frame contemplated in the Letter Agreement, or (d) the revocation of the release contemplated by the Letter Agreement prior to the expiration of the revocation period provided for in such release (such period, the “Term”).
     4.2 If notice of termination is given, the Company shall be required to pay the Consultant Fee in respect of (i) previously completed months for which Consultant has not yet been paid and (ii) if this Agreement is terminated pursuant to clause (a) of Section 4.1, the month of termination, and the amount due shall equal the Consultant Fee times a fraction, the numerator of which is the number of days in the month of termination that shall have elapsed through the termination date and the denominator of which is the number of days in the month of termination.
     4.3 The provisions set forth in Sections 3, 6, 7 and this Section 4 shall survive any expiration or termination of this Agreement; provided that the termination of this Agreement shall not relieve a party from liability for any breach of violation of this Agreement by such party prior to such termination.

     4.4 For purposes of this Agreement, “Cause” shall mean (a) conviction of, guilty plea concerning or confession of any felony, (b) any act of misappropriation or fraud committed by you in connection with Company’s, FIF’s or any of their respective subsidiaries’ business, (iii) any material breach by you of this Agreement, the Letter Agreement or any other agreement between you and FIF, Company and/or any of their respective subsidiaries, after written notice thereof from FIF, Company or any of their respective subsidiaries is given in writing and such breach is not cured to the satisfaction of FIF, Company and/or the applicable subsidiary or subsidiaries within a reasonable period of time (not greater than 30 days) under the circumstances, (iv) any material breach of any reasonable and lawful rule or directive of Company, FIF and/or any of their respective subsidiaries, (v) the gross or willful neglect of duties or gross misconduct by you, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in Company’s good faith determination materially interferes with the performance of your duties under this Agreement or the Letter Agreement.
5. COVENANTS
     By virtue of the provision of Services hereunder, Consultant acknowledges that, during the Term, he shall have access to Confidential Information, and will receive specialized knowledge of the mortgage lending business and the mortgage servicing business.
     5.1 Consultant agrees that, from the date hereof through the last day of the Term (or through December 31, 2012, in the event that this Agreement terminates pursuant to clause (b), (c) or (d) of Section 4.1 prior to December 31, 2012), Consultant shall not, anywhere in the United States, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with (a) the mortgage lending business of FIF, Company or any of their respective subsidiaries (including, but not limited to, the business of originating, servicing or owning residential mortgages and related assets), provided that nothing herein shall prohibit Consultant from personal investment in residential mortgages and related assets or (b) any other business (i) in which Company, FIF or any of their respective subsidiaries is engaged or which is part of Company’s Developing Business (as defined below) and (ii) in which Consultant learns Confidential Information or meets and develops relationships with potential and existing suppliers, financing sources, clients, customers and employees or in which Consultant receives specialized training or knowledge. For purposes of the foregoing, “Developing Business” shall mean the new business concepts and services FIF, Company or any of their respective subsidiaries have developed and is in the process of developing during the Term. Consultant further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Company and its affiliates, imposes no undue hardship on Consultant, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.
     5.2 Consultant agrees that, from the date hereof through the last day of the Term (or through December 31, 2012, in the event that this Agreement terminates pursuant to clause (b), (c) or (d) of Section 4.1 prior to December 31, 2012), Consultant shall not, directly or indirectly,

(a) encourage, persuade, or attempt to encourage or persuade any client or customer of FIF, Company or any of their respective subsidiaries, or potential client or customer of FIF, Company or any of their respective subsidiaries, in each case, with which or with whom Consultant was involved as part of the provision of Services or regarding which or whom Consultant learned Confidential Information during the provision of Services hereunder, to cease or refrain from doing business with or to reduce its current or contemplated level of doing business with FIF, Company or any of their respective subsidiaries; or (b) contact, solicit, or attempt to contact or solicit any client or customer of FIF, Company or any of their respective subsidiaries, or potential client or customer of FIF, Company or any of their respective subsidiaries, in each case, with which or with whom Consultant was involved as part of the provision of Services hereunder or regarding which or whom Consultant learned Confidential Information during the provision of Services hereunder, for purposes of soliciting any business in which FIF, Company or any of their respective subsidiaries is engaged.
     5.3 Consultant agrees that, from the date hereof through the last day of the Term (or through December 31, 2012, in the event that this Agreement terminates pursuant to clause (b), (c) or (d) of Section 4.1 prior to December 31, 2012), Consultant shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of FIF, Company or any of their respective successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with FIF, Company or any of their respective successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with FIF, Company or any of their respective successors, assigns, subsidiaries or affiliates, for any other reason or (ii) hire any individual who left the employ of Company or any of its affiliates during the immediately preceding one (1) year period.
     Nothing contained in this Section 5 shall limit any common law or statutory obligation that Consultant may have to Company or any of its affiliates. For purposes of this Section 5, “Company” refers to Company and any incorporated or unincorporated affiliates of Company, including any entity which engages Consultant as a consultant as a result of any reorganization or restructuring of Company for any reason.
6. STATUS; TAXES
     6.1 Consultant shall not be an employee of Company or any of its affiliates and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment (including, for the avoidance of doubt, any right to indemnification) available to employees of Company or any of its affiliates except as explicitly set forth herein. Consultant shall have no authority to act as an agent of Company or any of its affiliates, and he shall not represent the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to achieve the results specified by Company. Consultant shall not direct the work of any employee of Company or any of its affiliates, make any management decisions, or undertake to commit Company or any of its affiliates to any course of action in relation to third persons. Nothing herein shall be construed to deem the parties hereto as partners or joint venturers, either as agent of the other, or create an employee/employer relationship between Company (or any affiliate thereof) and Consultant, or any employee or service provider of Consultant and Consultant’s affiliates. By virtue of the relationship described herein, Consultant’s relationship to Company shall be only that of independent contractor.

     6.2 It is intended that the fees and other amounts paid hereunder (excluding reimbursement of expenses) shall constitute revenues to Consultant. To the extent consistent with applicable law, Company will not withhold any amounts therefrom as federal income tax withholding from wages or as contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholdings and/or payment of any federal, state or local income or payroll taxes and shall hold Company and its affiliates, and their respective officers, directors, and employees, harmless from any liability arising from the failure to withhold such amounts.
7. MISCELLANEOUS
     7.1 This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings relating thereto, except for the Letter Agreement, which shall remain in full force and effect. No representation, promise, inducement or statement of intention has been made by either party which is not set forth in this Agreement, and neither shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. No waiver, alteration, modification, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by the parties.
     7.2 Company may assign its rights and delegate its obligations under this Agreement to any affiliate or successor-in-interest to its business. Consultant may not assign any of his rights or delegate any of his duties under this Agreement without the consent of Company, and any attempted assignment in violation of this Section 7.2 shall be void and of no force and effect. Subject to the foregoing limitations set forth in this Section 7.2, this Agreement shall be binding and inure to the benefit of successors-in-interest and permitted assigns of Company and Consultant.
     7.3 This Agreement shall be subject to and interpreted in accordance with the laws of the State of Texas, without regard to its principles of conflicts of laws.
     7.4 Consultant acknowledges that damages for any breach of Sections 3 or 5 of this Agreement will be difficult to determine and inadequate to remedy the harm which may be caused, and Consultant therefore consents that the restrictions contained in any such Section may be enforced by temporary or permanent injunction, without the need by Company to post a bond or prove the inadequacy of monetary damages. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or in equity. Should any court or tribunal decline to enforce any provisions of Sections 3 or 5 on the basis that such provisions are overly restrictive of the activities of Consultant as to time, scope, or geography, such provisions shall be deemed to be modified to restrict Consultant’s activities to the maximum extent of time, scope, and geography which such court or tribunal shall find enforceable, and such provisions shall be enforced.
     7.5 Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by facsimile), or the third business day after mailing by first class mail to the recipient at the address indicated below:
To Company:

Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: Mark O’Brien
Facsimile: 972.315.6957
With a copy to:
FIF HE Holdings LLC
c/o Fortress Investment Group LLC
1345 Avenue of Americas
New York, New York 10105
Attention: Randal A. Nardone
Facsimile: 212.798.6120
To Consultant:
Anthony H. Barone
1001 Parkview Court
Southlake, Texas 76092
Facsimile: 972.966.4911
or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONSULTANT:		COMPANY:
ANTHONY H. BARONE		NATIONSTAR MORTGAGE LLC

By:	/s/ Anthony H. Barone	By:	/s/ Jay Bray

		Name:	Jay Bray

		Title:	President, CEO and CFO